Exhibit 99
  New Conseco News

  For Release    Immediate

  Contacts (News Media) Mark Lubbers, EVP, External Relations 317.817.4418 (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893





                         Conseco announces 3Q01 earnings

     Indianapolis, Ind.: Oct. 30, 2001 - The attached "NEW Conseco Memo #17" from Conseco CEO Gary C. Wendt was posted on Conseco's web site for shareholders and/or electronically distributed to them today.

                                    - more -

                                NEW Conseco Memo
                                      # 17

To:      Conseco Shareholders
From:    Gary Wendt, Chairman & CEO
Date:    October 30, 2001


     There isn't much news left in reporting the financial results for the third quarter. You know from our statement last week that operating earnings per share for the quarter were 18 cents, up 50% from the 3rd quarter a year ago. And, you know from my October 2 memo that we are taking substantial non-operating charges that will result in a net loss for the quarter.

     In this memo, I will briefly summarize the quarter's operating results. As importantly, I want to address some recent comments about the company and to discuss where we are in the turnaround process.

Summary points
--------------

o Operating earnings for the quarter were up 49% over the 3rd quarter a year ago, $60.6 million (18 cents per share) in 3Q01 vs. $40.8 million (12 cents per share) for 3Q00. For the first 3 quarters, 2001 operating earnings were $184.2 million compared with $110.7 million for 2000 - growth of 66%.

o Various non-operating items resulted in a total after-tax charge of $471 million resulting in a net loss for the quarter of $411 million ($1.21 per share).

o The Finance segment continued to show strong earnings growth on a year over year basis. Pretax operating income was $72.5 million for 3Q01, up 81% from $40.0 million in 3Q00. The 9-month year-to-date comparison of 2001 with 2000 shows pretax operating earnings growth of 108%. On a sequential quarter basis, 3rd quarter pretax operating earnings in the Finance segment declined $8 million due to a $23 million increase in the quarter for provision for loan loss expense.

o Pretax operating earnings from the Insurance and fee-based segment were down 5% in 3Q01 vs. 3Q00 due to adverse mortality experience and the struggling market-linked annuity products. (Market-linked annuity products include variable and equity-indexed annuities, both of which are dependent to some extent on financial market performance.) Year-to-date, however, pretax operating earnings are up 4% for the first three quarters compared with 2000.

o Interest and preferred dividend expense for the quarter was $33 million lower than 3Q00, a year over year reduction of 20%. Interest expense savings of nearly $70 million year-to-date in 2001 compared with 2000, have been achieved primarily through debt reduction under the turnaround plan.

                                    - more -

                                                                     Conseco (2)
                                                                   Oct. 30, 2001

                                     Chart 1
                                3rd Quarter 2001
                            Earnings from Operations
                      $ millions, except per share amounts


                                                                         Full Year
                                   Q1 `00    Q2 `00    Q3 `00    Q4 `00    2000        Q1 `01      Q2 `01      Q3 `01
                                   ------    ------    ------    ------    ----        ------      ------      ------

Insurance and fee based            $185.3    $211.7    $220.1    $226.6      $843.7      $203.2      $231.6      $208.3
Finance                              35.8      28.0      40.0      53.0       156.8        63.6        80.1        72.5
                                     ----      ----      ----      ----       -----        ----        ----        ----
    Subtotal                        221.1     239.7     260.1     279.6     1,000.5       266.8       311.7       280.8

Corporate:
     Interest and dividends        (158.4)   (167.4)   (164.0)   (162.0)     (651.8)     (152.3)     (138.2)     (130.8)
     Expenses less chgs to subs     (15.8)     (7.3)    (23.9)    (20.5)      (67.5)        8.5        (9.3)       (9.3)
     Int and div allocated to CFC    42.2      38.4      36.3      10.0       126.9         5.5         1.9         0.0
                                     ----      ----      ----      ----       -----         ---         ---         ---

Pre-tax                              89.1     103.4     108.5     107.1       408.1       128.5       166.1       140.7

Taxes                                33.6      37.8      39.9      39.3       150.6        47.7        68.1        51.8
                                     ----      ----      ----      ----       -----        ----        ----        ----

    Total after-tax pre-goodwill     55.5      65.6      68.6      67.8       257.5        80.8        98.0        88.9

Goodwill amortization               (24.8)    (26.4)    (27.8)    (26.7)     (105.7)      (26.8)      (28.4)      (28.3)
                                   ------    ------    ------    ------     -------      ------      ------      ------

    Operating earnings               30.7      39.2      40.8      41.1       151.8        54.0        69.6        60.6

Non-operating earnings,
net of tax                           42.5    (446.4)   (530.3)   (419.8)   (1,354.0)       26.2       (99.9)     (471.2)
                                     ----   -------   -------   -------   ---------        ----      ------     -------

Net income (loss) applicable
to common stock                     $73.2   ($407.2)  ($489.5)  ($378.7)  ($1,202.2)      $80.2      ($30.3)    ($410.6)
                                    =====   =======   =======   =======   =========       =====      ======    ========

Operating earnings per share:
      Pre-goodwill                  $0.17     $0.20     $0.21     $0.21       $0.79       $0.23       $0.29       $0.26

     Post-goodwill                  $0.10     $0.12     $0.12     $0.13       $0.47       $0.16       $0.21       $0.18

Net income (loss)
per share                           $0.22    ($1.25)   ($1.50)   ($1.16)     ($3.69)      $0.23      ($0.09)     ($1.21)




Finance Segment
---------------

o Year-over-year quarterly pre-tax operating earnings improved 81%, driven by increased on-balance-sheet receivables, improved margins and lower operating costs. Specifically, the average on-balance-sheet portfolio from continuing operations grew 24%, margins improved 113 bps and quarterly operating costs declined $20 million.



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

                                                                     Conseco (3)
                                                                   Oct. 30, 2001


o On a sequential quarter basis, pre-tax operating earnings declined by $8 million or 9%. Although revenue increased 3% and margins improved 17 bps, these were more than offset by a $23 million increase in provision expense as the Finance Company strengthened reserves. Specifically on-balance-sheet loan reserves increased from $318 million to $355 million at the end of the quarter.

o The Finance segment continued the process of growing and diversifying its on- balance-sheet portfolio of assets. Specifically, 3Q originations were $3.1 billion, driven by a 31% quarter-over-quarter increase in Home Equity lending. Manufactured Housing (MH) originations of $707 million represented only 23% of originations. Finally, the average on-balance-sheet portfolio of $17.5 billion grew approximately 5% in the quarter.

o Delinquencies increased slightly in the quarter. Total managed 60+ delinquencies rose 11 bps to 1.89%. For MH, 60+ delinquencies and repo inventory increased 7 bps and 12 bps to 2.27% and 2.30%, respectively. Like any company in the finance business, we remain cautious about the overall direction of the economy and focused on managing portfolio performance in the slowing market.

o Finally, new issuance spreads, net proceeds from securitizations and operating cash flow remain at or above 2Q01's strong levels. In addition, the Finance Company retired $24 million of 2002 public debt.

o MH repo inventory increased during the quarter from 13,607 to 14,333 (up 5%) primarily due to slower sales than in previous quarters. Recovery rates held steady at 45%. 2001 repo sales are up 10% year-to-date over 2000, and new units repossessed quarterly are holding steady with the same periods last year. The chart below updates the data we have been providing to you since early this year.


                                     Chart 2
                             MH Repossession Report
                                  # of MH units
                                  -------------

                               3Q00         4Q00         1Q01          2Q01         3Q01
                               ----         ----         ----          ----         ----

Beginning Inventory            6,766        8,471       11,967       13,790        13,607
Incurs                         7,485        9,656        8,452        6,468         6,833
Sales                          5,780        6,160        6,629        6,651         6,107
Ending Inventory               8,471       11,967       13,790       13,607        14,333
Sales/Incurs Ratio              0.77         0.64         0.78         1.03          0.89







                                    - more -

                                                                     Conseco (4)
                                                                   Oct. 30, 2001

Insurance segment
-----------------

o Although year-to-date operating earnings in the Insurance segment have increased over the same period last year, variable and equity indexed annuity and life product earnings are below our expectations and prior year amounts. Year over year growth in fixed annuity sales reflects the product migration away from market-linked products. Volatility in the equity markets has had an adverse effect on the sale of and earnings from our market-linked products, and adverse mortality experience has decreased life earnings (including approximately $5 million in this quarter related to the September 11 attacks).

o On a company-wide basis, the variable and equity-indexed annuity products continue to inhibit Insurance segment progress. Excluding these products, the insurance and fee-based segment has seen 7% growth in premiums over 3Q00 and is down 2% compared with the 2nd quarter of this year. Based on trends prior to and since the September 11 attacks, we believe that this quarterly collections data includes a temporary decline that can be isolated to those events.


                             Total Collected Premium
                                   $ millions

                                                                     Percentage        Percentage
                                                                       Change            Change
                                 3Q00        2Q01        3Q01        3Q00-3Q01         2Q01-3Q01
                                 ----        ----        ----        ----------        ----------


   Life                          $240        $237        $233          (3) %             (2) %

   Long Term Care                 203         218         218            7 %              --

   Med Sup                        218         237         232            6 %             (2) %

   Specified Disease               87          93          90            3 %             (3) %

   Other Sup Health                24          30          21         (13) %            (30) %
                                -----       -----       -----         -----             ----

      Sub-total                   772         815         794            3 %             (3) %

   Fixed Annuities                176         217         218           24 %              --
                                -----       -----       -----         -----             ----

      Sub-total                   948        1032        1012            7 %             (2) %
                                -----       -----       -----         -----             ----
   Variable Annuities             190         114          79          (58) %           (31) %

   Equity indexed annuities       114         100          94          (18) %            (6) %
                                -----       -----       -----         -----             ----
   Total market-linked            304         214         173          (43) %           (19) %
                                -----       -----       -----         -----             ----
       TOTAL                    $1252       $1246       $1185           (5) %            (5) %
                                =====       =====       =====         =====             ====




                                    - more -

                                                                     Conseco (5)
                                                                   Oct. 30, 2001

Non-operating charges
---------------------

     The non-operating charges, which we estimated on October 2, were $471 million after taxes. For a description and explanation of these charges, you can refer to my Memo #16. Listed below are the line items for the non-operating charges, the estimates we provided on October 2, and the actual after tax charge that was incurred.




                                   $ Millions
                                 (net of taxes)
                                 --------------



                                                                     Estimate       Actual
                                                                     --------       ------

                  I/O Security                                       $225.0         $224.4
                  Realized losses in bond portfolio                   125.0          113.9
                  Major Medical discontinuation and other              40.0           49.0
                  TeleCorp mark-to-market                              45.0           45.2
                  D & O plan reserve increase                          40.0           38.7
                                                                     ------         ------

                                                                     $475.0         $471.2
                                                                     ======         ======


     While there is no guarantee that these will be the last of such charges, we have taken steps to minimize them going forward.

     For example, the volatility of the TeleCorp asset, which required a mark-to-market charge of $45 million this quarter, will soon be behind us. Now that AT&T Wireless has agreed to acquire TeleCorp, we have dramatically increased liquidity in our 17.2 million shares, and we should have no difficulty selling them at the appropriate time. Additionally, I should note that the value of the shares has increased by approximately $20 million (after tax) in the month since we closed the books on the 3rd quarter.

     We should also see less volatility in the I/O asset as a result of a transaction completed this quarter that bundles all the I/O pools into a single security. Going forward, we will be able to net the increases and decreases in value across all I/O pools, reducing future charges to the income statement.

     The Investor Supplement (available at the investor relations section of Conseco.com website http://www.conseco.com/csp/about_conseco/ ac_investorrelations_reportsfilings.htm) provides much more detail than I have summarized here. I hope you will take time to review it. By the way, you will see that we have added a new disclosure category in this quarter's Supplement. In addition to providing credit quality data for the entire portfolio of managed receivables, we have broken out the data for the on-balance-sheet portfolio. This disclosure is in direct response to your requests for the information. It should now be easier for those of you who model our financials to make your own estimates about credit quality and reserve adequacy.



                                    - more -

                                                                     Conseco (6)
                                                                   Oct. 30, 2001



Recent comments
---------------

     As I noted last week, recent public comments suggesting a liquidity crisis in 2002 were overstated. We expect to meet our debt payments in 2002 and beyond, and we will do so by managing our balance sheet to achieve needed cash flows. Taking into account the repurchase of $49 million of our public debt during the 3rd quarter, plus an additional $75 million repurchased during the past month, Conseco's 2002 public debt maturities and debt service commitments are as follows:


                                                                     $ millions
                                                                     ----------


                  Conseco Finance 10.25% sub notes due June 2002          149
                  Conseco Finance 6.5% notes due Sept  2002               206
                  Conseco 8.5% Notes due Oct  2002                        385
                  Optional Bank Payment                                   150
                  Interest & Preferred Dividends                          500
                                                                        -----
                                                                        1,390
                                                                        =====

     As sources of cash to meet this demand, we project the following ranges of cash available for debt service:


                                                                        $ millions
                                                                        ----------

                  Excess cash on hand                                  50  --   60
                  Insurance segment                                   450  --  500
                  Finance segment                                     310  --  340
                  Corporate expenses                                 ( 30)    ( 30)
                  Telecorp (net of associated debt)                   200  --  220
                  Cash generation options, as necessary               300  --  410
                                                                      ------------
                                                                          1,390


     Among the multiple options available for generating cash are:
      -  Changes to operations
      -  Reinsurance/coinsurance
      -  Refinancing
      -  Non-core asset sales
      -  Non-core business line sales
      -  Other capital market alternatives

     In short, we have excellent and predictable cash flow from operations and we have multiple options to generate additional cash. We expect to meet our future debt obligations and, equally important, to provide sufficient cash to grow our businesses at targeted returns.


                                    - more -

                                                                     Conseco (7)
                                                                   Oct. 30, 2001


Credit Quality
--------------

     On another subject, recent comments about credit quality have called into question the performance of 1999 and 2000 securitization pools because of their higher incidence of "problem loans." It is true that partial information about these pools causes them to appear worse than pools securitized in the past. This is an inaccurate conclusion because the more recent pools contain up to 4 times the proportion of "repo refis" as are contained in older pools. Repo refi loans are 2.5 times more likely to end up in the problem loan category, but our approach toward actively managing the repo inventory - rather than selling it wholesale - is clearly positive for the company. It is also important to understand that these loans are priced with higher spread to balance the expected higher default rate. On a return-adjusted basis, the performance of the more recent pools is actually better than that of older pools.

     This and other issues related to Conseco Finance will be discussed at length at the Investor Briefing that we postponed in September. That briefing will take place in New York on November 15, starting at 1 p.m. Registration information will be available tomorrow.


Where are we in the Turnaround process?
---------------------------------------

     Our estimate today, is that 4th quarter operating earnings will be in the range of 17 cents to 20 cents per share, which will translate into 72 cents to 75 cents per share for the year.(1)

     I am disappointed that our original earnings expectations turned out to be too optimistic. But our goals for the company are clearly achievable. We may be about twelve months behind the schedule outlined by our initial earnings projections, but we fully intend to achieve our long-term financial objectives. And, in all likelihood, we will make up some of the delay we've experienced this year.

     From the standpoint of our Turnaround activities, the internal and external factors experienced this year caused me to recruit Bill Shea as our new President and Chief Operating Officer. It was clear to me that the strain on earnings growth caused by these factors called for close operating management by a seasoned turnaround veteran. After only a few weeks Bill is deeply engaged in this work.

     In the next few weeks we will be building budgets and a financial plan for 2002. Bill has already begun to hammer out expense reductions. He has advanced the clock on the budget process by asking each business unit and staff area for expense reductions in November and December of the current year so that we get a flying start in 2002. He is making certain that the Process Excellence projects, the Cost Out projects and the India initiative are tied into the budget to assure that promised savings find their way to the bottom line.


--------
 (1)  The number of shares used in this calculation is dictated by GAAP.
      Since we will have a net loss for the year, we will be required to show EPS for the year based on basic shares outstanding. However, if the 4th quarter produces a net profit, as we anticipate, that would require a quarterly EPS calculation on a diluted basis. If we did not have the non-operating charges this year dragging us into a net loss position, the 72 cents to 75 cents operating earnings per share for the year would translate into 68 cents to 71 cents.


                                    - more -

                                                                     Conseco (8)
                                                                   Oct. 30, 2001


     It is important to note that the facts at Conseco still add up to creating substantial shareholder value. Even with some internal and external impediments, our operating earnings are expected to exceed 72 cents per share this year. Even with the pain of this quarter's large non-operating charge, we are making progress toward "clean quarters". And, most importantly to our strategic focus, we are producing strong cash flow to reduce the company's debt burden.














     Note on forward-looking statements: All statements, trend analyses and other information contained in this release and elsewhere (such as in filings by Conseco with the Securities and Exchange Commission, press releases, presentations by Conseco or its management or oral statements) relative to markets for Conseco's products and trends in Conseco's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "projected," "intend," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) Conseco's ability to sell its products, its ability to make loans and access capital resources and the costs associated therewith, the market value of Conseco's investments, the lapse rate and profitability of policies, and the level of defaults and prepayments of loans made by Conseco; (2) Conseco's ability to achieve anticipated synergies and levels of operational efficiencies; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity, usage of health care services and other factors which may affect the profitability of Conseco's insurance products; (5) performance of our investments; (6) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of Conseco's products; (7) increasing competition in the sale of insurance and annuities and in the finance business; (8) regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (9) the outcome of Conseco's efforts to sell assets and reduce, refinance or modify indebtedness and the availability and cost of capital in connection with this process; (10) actions by rating agencies and the effects of past or future actions by these agencies on Conseco's business; and (11) the risk factors or uncertainties listed from time to time in Conseco's filings with the Securities and Exchange Commission.





World Wide Web        http://www.conseco.com
Investor Hotline      800.4.CONSECO
Fax-on-Demand         800.344.6452

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


                                                                     Conseco (9)
                                                                   Oct. 30, 2001


Conseco, Inc. (NYSE: CNC)                                                         Quarter Ended             Nine Months Ended
Financial Highlights                                                                Sept. 30:                  Sept. 30:
                                                                                 2001       2000            2001       2000
----------------------------------------------------------------------------------------------------------------------------

Consolidated income analysis (in millions)
Operating earnings from continuing operations
   before goodwill amortization and taxes:
     Insurance and fee-based segment operating earnings                         $208.3     $220.1          $643.1     $617.1
     Finance segment operating earnings                                           72.5       40.0           216.2      103.8
----------------------------------------------------------------------------------------------------------------------------
       Subtotal                                                                  280.8      260.1           859.3      720.9
----------------------------------------------------------------------------------------------------------------------------
Holding company activities:
   Corporate expenses, less charges to subsidiaries for services provided         (9.3)     (23.9)          (10.1)     (47.0)
Interest and dividends, net of corporate investment income                      (130.8)    (164.0)         (421.3)    (489.8)
   Allocation of interest and dividends to finance segment                         0.0       36.3             7.4      116.9
----------------------------------------------------------------------------------------------------------------------------
Pre-tax operating earnings from continuing operations
   before goodwill amortization                                                  140.7      108.5           435.3      301.0
Taxes                                                                            (51.8)     (39.9)         (167.6)    (111.3)
----------------------------------------------------------------------------------------------------------------------------
After-tax operating earnings from continuing operations
   before goodwill amortization                                                   88.9       68.6           267.7      189.7
Goodwill amortization                                                            (28.3)     (27.8)          (83.5)     (79.0)
----------------------------------------------------------------------------------------------------------------------------
Operating earnings from continuing operations
   applicable to common stock                                                     60.6       40.8           184.2      110.7
----------------------------------------------------------------------------------------------------------------------------
Non-operating items, net of tax
   Net realized losses                                                          (113.9)     (42.7)         (195.0)    (127.3)
   Venture capital income (loss)                                                 (45.2)    (107.6)          (41.9)    (107.2)
   Gain on sale of interest in Riverboat                                           0.0        0.0           122.6        0.0
   Impairment charge related to interest-only securities                        (224.4)    (129.2)         (250.4)    (136.8)
   Provision for losses related to loan guarantees                               (38.7)     (12.7)          (38.7)     (72.0)
   Discontinued lines and other non-recurring items                              (49.0)    (238.1)         (141.5)    (490.9)
   -------------------------------------------------------------------------------------------------------------------------
   Total non-operating items, net of tax                                        (471.2)    (530.3)         (544.9)    (934.2)
----------------------------------------------------------------------------------------------------------------------------
Net loss applicable to common stock                                            ($410.6)   ($489.5)        ($360.7)   ($823.5)
----------------------------------------------------------------------------------------------------------------------------































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
                                                                    Conseco (10)
                                                                   Oct. 30, 2001

Conseco, Inc. (NYSE: CNC)                                                         Quarter Ended             Nine Months Ended
Financial Highlights                                                                Sept. 30:                  Sept. 30:
                                                                                 2001       2000            2001       2000
-----------------------------------------------------------------------------------------------------------------------------

Earnings per diluted share analysis
Operating earnings per diluted share before goodwill amortization:
   Insurance and fee-based segment operating earnings                             $0.39      $0.43           $1.20      $1.21
   Finance segment operating earnings                                              0.14       0.08            0.40       0.20
-----------------------------------------------------------------------------------------------------------------------------
Subtotal                                                                           0.53       0.51            1.60       1.41
-----------------------------------------------------------------------------------------------------------------------------
Holding company activities:
   Corporate expenses, less charges to subsidiaries for services provided         (0.02)     (0.05)          (0.02)     (0.09)
   Interest and dividends, net of corporate investment income                     (0.25)     (0.32)          (0.79)     (0.97)
   Allocation of interest and dividends to finance segment                         0.00       0.07            0.01       0.23
-----------------------------------------------------------------------------------------------------------------------------
Operating earnings per diluted share from continuing operations
   before goodwill amortization                                                    0.26       0.21            0.80       0.58
Goodwill amortization                                                             (0.08)     (0.09)          (0.25)     (0.24)
-----------------------------------------------------------------------------------------------------------------------------
Operating earnings per diluted share from continuing operations
   applicable to common stock                                                      0.18       0.12            0.55       0.34
-----------------------------------------------------------------------------------------------------------------------------
Non-operating items, net of tax
   Net realized losses                                                            (0.34)     (0.13)          (0.58)     (0.39)
   Venture capital loss                                                           (0.13)     (0.33)          (0.12)     (0.33)
   Gain on sale of interest in Riverboat                                           0.00       0.00            0.36       0.00
   Impairment charge related to interest-only securities                          (0.66)     (0.40)          (0.74)     (0.42)
   Provision for losses related to loan guarantees                                (0.11)     (0.04)          (0.12)     (0.22)
   Discontinued lines and other non-recurring items                               (0.15)     (0.72)          (0.42)     (1.50)
   --------------------------------------------------------------------------------------------------------------------------
   Total non-operating items, net of tax                                          (1.39)     (1.62)          (1.62)     (2.86)
-----------------------------------------------------------------------------------------------------------------------------
Loss per diluted share                                                           ($1.21)    ($1.50)         ($1.07)    ($2.52)
-----------------------------------------------------------------------------------------------------------------------------
Diluted common shares outstanding (in millions)                                   340.3      325.3           336.4      326.2
-----------------------------------------------------------------------------------------------------------------------------




























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
                                                                    Conseco (11)
                                                                   Oct. 30, 2001


Conseco, Inc.
Consolidated Balance Sheet (in millions)                                                               At             At
                                                                                                 Sept. 30, 2001  Dec. 31, 2000
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

Assets
Investments:
   Actively managed fixed maturities at fair value                                                  $22,734.2      $21,755.1
   Interest-only securities at fair value                                                               172.4          432.9
   Equity securities at fair value                                                                      234.5          248.3
   Mortgage loans                                                                                     1,197.4        1,238.6
   Policy loans                                                                                         635.9          647.2
   Venture capital investment in TeleCorp PCS, Inc.                                                     174.6          258.6
   Other invested assets                                                                                297.1          436.9
   -------------------------------------------------------------------------------------------------------------------------
Total investments                                                                                    25,446.1       25,017.6
Cash and cash equivalents:
   Held by the parent company                                                                           182.9          294.0
   Held by the parent company in segregated accounts                                                     52.4           81.9
   Held by subsidiaries                                                                               1,307.4        1,287.7
Accrued investment income                                                                               518.0          467.1
Finance receivables                                                                                   3,840.2        3,865.0
Finance receivables - securitized                                                                    13,750.6       12,622.8
Cost of policies purchased                                                                            1,663.6        1,954.8
Cost of policies produced                                                                             2,548.0        2,480.5
Reinsurance receivables                                                                                 609.1          669.4
Goodwill, net of accumulated amortization                                                             3,729.9        3,800.8
Income tax assets                                                                                       700.5          647.2
Assets held in separate accounts and investment trust                                                 2,200.9        2,610.1
Cash held in segregated accounts for investors                                                          528.0          551.3
Cash held in segregated accounts related to servicing agreements and
   securitization transactions                                                                          833.8          866.7
Other assets                                                                                          1,715.4        1,372.3
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Total assets                                                                                         59,626.8       58,589.2
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Liabilities and shareholders' equity
Liabilities:
Liabilities for insurance and asset accumulation products:
   Interest-sensitive products                                                                       15,846.9       16,123.2
   Traditional products                                                                               8,118.2        7,875.1
   Claims payable and other policyholder funds                                                          976.1        1,026.1
   Liabilities related to separate accounts and investment trust                                      2,200.9        2,610.1
   Liabilities related to certificates of deposit                                                     1,992.4        1,873.3
Investor payables                                                                                       528.0          551.3
Other liabilities                                                                                     1,854.4        1,565.5
Investment borrowings                                                                                   928.8          219.8
Notes payable:
   Direct corporate obligations                                                                       4,237.2        5,055.0
   Direct finance obligations:
      Master repurchase agreements                                                                    1,288.2        1,802.4
      Credit facility collateralized by retained interests in securitizations                           562.5          590.0
      Other borrowings                                                                                  393.8          418.5
   Related to securitized finance receivables structured as collateralized borrowings                13,841.1       12,100.6
   -------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                    52,768.5       51,810.9
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Company-obligated mandatorily redeemable preferred securities of subsidiary trusts                    1,912.7        2,403.9
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Shareholders' equity:
Preferred stock                                                                                         498.4          486.8
Common stock and additional paid-in capital                                                           3,481.5        2,911.8
Accumulated other comprehensive loss                                                                   (300.4)        (651.0)
Retained earnings                                                                                     1,266.1        1,626.8
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Total shareholders' equity                                                                            4,945.6        4,374.4
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Total liabilities and shareholders' equity                                                          $59,626.8      $58,589.2
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


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
                                                                    Conseco (12)
                                                                   Oct. 30, 2001


Conseco, Inc.                                                                     Quarter Ended             Nine Months Ended
Consolidated Statement of Operations (in millions)                                  Sept. 30:                  Sept. 30:
                                                                                 2001       2000            2001       2000
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

Revenues:
Insurance policy income                                                       $1,005.2   $1,074.1        $3,058.0   $3,195.2
Net investment income                                                            847.7      830.6         2,787.1    2,773.9
Gain on sale of finance receivables                                                6.0        1.9            21.6        4.5
Gain on sale of interest in Riverboat                                              0.0        0.0           192.4        0.0
Net investment losses                                                           (180.1)     (74.4)         (333.7)    (227.9)
Fee revenue and other income                                                     107.4      123.1           340.8      380.7
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Total revenues                                                                 1,786.2    1,955.3         6,066.2    6,126.4
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Benefits and expenses:
Insurance policy benefits                                                        836.0    1,000.0         2,611.1    3,086.7
Provision for losses                                                             200.6      110.8           440.3      345.5
Interest expense                                                                 397.5      410.2         1,223.5    1,006.5
Amortization                                                                     212.8      128.7           641.5      512.2
Other operating costs and expenses                                               345.0      418.9         1,044.3    1,234.9
Special charges                                                                   14.7      253.3            70.5      580.5
Impairment charges                                                               345.2      205.0           386.9      217.1
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Total benefits and expenses                                                    2,351.8    2,526.9         6,418.1    6,983.4
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Loss before income taxes, minority interest, extraordinary gain (loss)
   and cumulative effect of accounting change                                   (565.6)    (571.6)         (351.9)    (857.0)
Income tax expense (benefit)                                                    (186.5)    (179.8)          (97.2)    (212.7)
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Loss before minority interest, extraordinary gain (loss) and
   cumulative effect of accounting change                                       (379.1)    (391.8)         (254.7)    (644.3)
Minority interest - distributions on Company-obligated mandatorily
   redeemable preferred securities of subsidiary trusts, net of income taxes      29.1       35.3            90.4      110.0
   -------------------------------------------------------------------------------------------------------------------------
Loss before extraordinary gain (loss) and cumulative effect
   of accounting change                                                         (408.2)    (427.1)         (345.1)    (754.3)
Extraordinary (gain) loss on extinguishment of debt, net of income taxes          (0.7)       4.9             4.0        5.0
Cumulative effect of accounting change, net of income taxes                        0.0       55.3             0.0       55.3
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Net loss                                                                        (407.5)    (487.3)         (349.1)    (814.6)
Less preferred stock dividends                                                     3.1        2.2            11.6        8.9
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Net loss applicable to common stock                                            ($410.6)   ($489.5)        ($360.7)   ($823.5)
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



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